Exhibit 10(u)

Action by Board of Directors of

Energen Corporation

Terminating Energen Corporation Officer Split Dollar Life Insurance Plan

RESOLVED by the Board of Directors of Energen Corporation (the Company) that the Energen Corporation Officer Split Dollar Life Insurance Plan be, and it hereby is, terminated effective May 31, 2004;

FURTHER RESOLVED that the officers of the Company be, and they each hereby are, authorized and directed to take any and all actions, to execute any and all documents, agreements and instruments and to take any and all other or further steps which they deem to be necessary or desirable to carry out the purpose and intent of, and to consummate any of the transactions contemplated by, the foregoing resolution.

Adopted as of the 14th day of May, 2004.